Exhibit 4.4

ENERGY XXI GULF COAST, INC.

2016 LONG TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(Director Award)

This Agreement is made and entered into as of the Date of Grant set forth in the Notice of Grant of Restricted Stock Unit (“Notice of Grant”) by and between Energy XXI Gulf Coast, Inc., a Delaware corporation (the “Company”) and you;

WHEREAS, the Company in order to induce you to enter into and to continue and dedicate service to the Company and to materially contribute to the success of the Company agrees to grant you this restricted stock unit award;

WHEREAS, the Company adopted the Energy XXI Gulf Coast, Inc. 2016 Long Term Incentive Plan, as it may be amended from time to time (the “Plan”), under which the Company is authorized to grant restricted stock units to certain employees, directors and other service providers of the Company and its Affiliates;

WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Restricted Stock Unit Agreement (“Agreement”) as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan or the Notice of Grant; and

WHEREAS, you desire to accept the restricted stock unit award made pursuant to this Agreement.

NOW, THEREFORE, in consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.          The Grant. Subject to the conditions set forth below, the Company hereby grants you, effective as of the Date of Grant set forth in the Notice of Grant, an award consisting of an aggregate number of Restricted Stock Units, whereby each Restricted Stock Unit represents the right to receive one share of Stock, plus the additional rights to Dividend Equivalents set forth in Section 3, in accordance with the terms and conditions set forth herein and in the Plan (the “Award”).

2.          No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Stock prior to the date shares of Stock are issued to you in settlement of the Award.

3.          Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, you hold Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company will record the amount of such dividend in a bookkeeping account under your name. No later than 45 days following the Settlement Event set forth in the Notice of Grant, the Company will pay to you an amount in cash equal to the cash dividends accumulated in the bookkeeping account for that Restricted Stock Unit. For purposes of clarity, if the Restricted Stock Units are forfeited by you pursuant to the terms of this Agreement then you shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited Restricted Stock Unit. No interest will accrue on the Dividend Equivalents between the declaration and settlement of the dividends.

4.          Restrictions; Forfeiture. The Restricted Stock Units are restricted in that they (i) may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as contemplated in Section 6 of this Agreement and as described in the Notice of Grant and (ii) may be forfeited to the Company (the “Forfeiture Restrictions”). Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which the Forfeiture Restrictions lapse.

5.          Issuance of Stock. No shares of Stock shall be issued to you prior to the Settlement Event, as set forth in your Notice of Grant. After the Settlement Event, the Company shall, promptly and within 45 days of such Settlement Event, cause to be issued Stock registered in your name in payment of such vested Restricted Stock Units upon receipt by the Company of any required tax withholding. The Company shall evidence the Stock to be issued in payment of such vested Restricted Stock Units in the manner it deems appropriate. The value of any fractional Restricted Stock Units shall be rounded down at the time Stock is issued to you in connection with the Restricted Stock Units. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement. The value of such shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 5 nor any action taken pursuant to or in accordance with this Section 5 shall be construed to create a trust or a funded or secured obligation of any kind.

6.          Expiration of Restrictions and Risk of Forfeiture. The restrictions on the Restricted Stock Units granted pursuant to this Agreement, including the Forfeiture Restrictions, will expire as set forth in the Notice of Grant and shares of Stock that are nonforfeitable and transferable will be issued to you in payment of your vested Restricted Stock Units as set forth in Section 5, provided that you remain a service provider to the Company or its Subsidiaries until the applicable dates set forth in the Notice of Grant.

7.          Termination of Services. Subject to your Notice of Grant, if your service relationship with the Company or any of its Subsidiaries is terminated for any reason, then those Restricted Stock Units for which the restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Stock Units shall be forfeited to the Company. The Restricted Stock Units for which the restrictions have lapsed as of the date of such termination, including Restricted Stock Units for which the restrictions lapsed in connection with such termination, shall not be forfeited to the Company and shall be settled as set forth in Section 5.

8.          Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be providing services for the Company, provided that rights to the Restricted Stock Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

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9.          Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is, at the time of issuance, in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. YOU ARE CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF RESTRICTED STOCK UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

10.        Adjustments. The terms of the Award, including the number and type of shares subject to the Award, shall be subject to adjustment in accordance with Section 8 of the Plan.

11.        Right of First Refusal. Stock that may be acquired pursuant hereto is subject to the provisions of Section 9(b) of the Plan.

12.        Purchase Option. Stock that may be acquired pursuant hereto is subject to the provisions of Section 9(c) of the Plan.

13.        Legends. The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to this Agreement on all certificates representing shares issued with respect to this Award.

14.        Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you the right to continue performing services for the Company or any Subsidiary, or interferes in any way with the rights of the Company or any Subsidiary to terminate your service relationship at any time.

15.        Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

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16.        Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

17.        No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to the Plan, this Agreement or the Restricted Stock Units granted hereunder.

18.        Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

19.        No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

20.        Company Records. Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

21.        Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

22.        Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

23.        Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

24.        Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

25.        Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.

26.        Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

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27.         Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

28.         Consent to Texas Jurisdiction and Venue. You hereby consent and agree that state courts located in Harris County, Texas and the United States District Court for the Southern District of Texas each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the Restricted Stock Units or this Agreement. In any dispute with the Company, you will not raise, and you hereby expressly waive, any objection or defense to such jurisdiction as an inconvenient forum.

29.         Amendment. This Agreement may be amended the Board or by the Committee at any time (a) without your consent, so long as the amendment does not materially and adversely affect your rights under the Award, or (b) with your consent. For purposes of clarity, any adjustment made to the Award pursuant to Section 8 of the Plan will be deemed not to materially and adversely affect your rights under this Award.

30.         Clawback. This Agreement and your Award is subject to any written clawback policies of the Company, whether in effect on the Date of Grant or adopted, with the approval of the Board, following the Date of Grant. Any such policy may subject your Award and amounts paid or realized with respect to your Award to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company determines should apply to this Award.

31.         Nonqualified Deferred Compensation Rules.

(a)          Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with the Nonqualified Deferred Compensation Rules or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from the Nonqualified Deferred Compensation Rules either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from the Nonqualified Deferred Compensation Rules to the maximum extent possible. Any payments to be made under this Agreement upon a termination of your service shall only be made if such termination of service constitutes a “separation from service” under the Nonqualified Deferred Compensation Rules.

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(b)          Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if your receipt of such payment or benefit is not delayed until the earlier of (i) your death or (ii) the date that is six months after the date of your separation from service (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to you (or your estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, the Nonqualified Deferred Compensation Rules and in no event shall the Company or its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with the Nonqualified Deferred Compensation Rules.

32.         The Plan. This Agreement and the Notice of Grant are subject to all the terms, conditions, limitations and restrictions contained in the Plan.

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